UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 21, 2005
(Date of earliest event reported)

BANCWEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-7949 (Commission File Number)	99-0156159 (IRS Employer Identification No.)

999 Bishop Street, Honolulu, Hawaii (Address of principal executive offices)	96813 (Zip Code)

Registrant’s telephone number, including area code: (808) 525-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Directors’ Fees

On April 21, 2005, the registrant’s board of directors approved increases in directors’ fees. Effective June 2005, directors will receive quarterly retainers of $7,500, as well as $1,400 for each board meeting attended and $1,400 for each committee meeting attended (except committee chairs will receive $2,500 for each committee meeting attended). Directors who are officers of the registrant or its subsidiaries do not receive such fees, and directors employed by BNP Paribas receive only board meeting fees. Directors who receive retainers from the registrant are not eligible to receive retainers from a subsidiary, but may receive fees for subsidiaries’ board and committee meetings.

Executive Compensation Plans

Also on April 21, 2005, the registrant’s Executive Compensation Committee took action affecting three cycles of the registrant’s Long Term Incentive Plan (“LTIP”), and its Deferred Compensation Plan.

LTIP

After reviewing the LTIP, the committee concluded it should replace one of the corporate goals previously used. The committee found that the efficiency ratio previously used was no longer an appropriate LTIP performance measure due to the registrant’s strategy of growth by acquisition, and the fact that the committee does not want to discourage management from pursuing acquisitions of companies with higher efficiency ratios. The committee determined that an earnings growth rate was a more appropriate measure of progress towards the registrant’s strategic objectives. Accordingly, the committee adopted a 2005-2007 award matrix based on Return on Average Notional Equity (“RONE”) and the year-over-year Earnings Growth Rate (“EGR”).

RONE is a fraction expressed as a percentage. The numerator is: (1) registrant’s annual reported earnings before income taxes, (2) less amortization of intangible assets, restructuring, integration and nonrecurring items, (3) plus an earnings credit – or minus an earnings charge – to the extent actual tangible equity exceeds or falls short of notional equity. The denominator is notional equity, which equals 6% of the registrant’s consolidated risk-weighted assets, as defined by the FDIC in computing capital compliance. EGR is also a fraction expressed as a percentage. The numerator is: (1) net income after income taxes for the current year, as reported in audited financial statements and as adjusted for extraordinary items, (2) less net income (as adjusted) for the prior year. The denominator is net income (as adjusted) for the prior year.

The committee established target awards for the 2005-2007 LTIP performance cycle that ranged from 10% to 50% of participants’ average annual base salaries. (The 2005-2007 target percentages for the executive officers named in registrant’s 2004 Form 10-K were: Mr. McGrath: 50%; Mr. Denot: 30%; Mr. Horner: 40%; and Mr. Grigsby: 30%.) At the end of the LTIP cycle, actual awards will be determined by multiplying each LTIP participant’s target award by a corporate performance factor of 0% to 200%. The corporate performance factor will be established after the three-year performance period is complete by applying the registrant’s average annual RONE and average annual EGR to an array of percentages shown on the award matrix. One axis of that matrix sets forth RONE values ranging from 41.0% to 49.0%, and the other axis sets forth EGR percentages of 12.0% to 15.0%. The 2005-2007 matrix provides a corporate performance factor of 0% if RONE is less than 41.0% or EGR is less than 12.0%; a 100% corporate performance factor if (among other combinations) RONE is 45.0% and EGR is 13.25%; and the maximum corporate performance factor of 200% if RONE is at least 49.0% and EGR is at least 15.0%.

The committee also revised award matrices previously adopted for the 2004-2006 and 2003-2005 cycles, in order to replace parameters based on efficiency ratios with those based on EGR. One axis of the revised award matrix for the 2004-2006 LTIP cycle sets forth RONE values ranging from 41.0% to 49.0%. The other axis sets forth EGR percentages of 11.5% to 15.5%. The revised 2004-2006 matrix provides a corporate performance factor of 0% if RONE is less than 41.0% or EGR is less than 11.5%; a 100% corporate performance factor if (among other combinations) RONE is 45.7% and EGR is 13.5%; and the maximum corporate performance factor of 200% if RONE is at least 49.0% and EGR is at least 15.5%.

The revised award matrix for the 2003-2005 cycle also includes a RONE axis with values ranging from 41.0% to 49.0%. The other axis sets forth EGR percentages of 15.0% to 19.0%. The matrix provides a corporate performance factor of 0% if RONE is less than 41.0% or EGR is less than 15.0%; a 100% corporate performance factor if (among other combinations) RONE is 45.3% and EGR is 17.0%; and the maximum corporate performance factor of 200% if RONE is at least 49.0% and EGR is at least 19.0%.

Deferred Compensation Plan

The committee also approved changes to the registrant’s Deferred Compensation Plan. The plan currently includes both a base interest rate and a retirement rate. The retirement rate is 13-1/3% of the base rate. The retirement rate is added to the base rate for those participants who terminate employment due to a qualifying retirement or certain other events specified in the plan. However, as the result of the committee’s action, the retirement rate will not be added to any amounts deferred after January 1, 2006. In addition, the committee approved the elimination of plan provisions that give the committee discretion to award “performance interest” in certain circumstances.

Item 8.01 Other Events

On May 19, 2005, the Bank of the West Board of Directors elected Don J. McGrath as Chairman of the Board. Robert Fuhrman has stepped down as Chairman of the Board, a position he held since 1991. In addition, Bernard Brasseur was elected to serve as Director and as Chairman of the Board’s Loan and Investment Committee. The news release is furnished as Exhibit 99 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

The following exhibits are furnished herewith:

Exhibit No.	Description of Exhibit
99	News Release dated May 23, 2005 with respect to the Bank of the West Board of Director changes

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 25, 2005

BANCWEST CORPORATION
By:	/s/ DOUGLAS C. GRIGSBY
Douglas C. Grigsby
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit
99	News Release dated May 23, 2005 with respect to the Bank of the West Board of Director changes